July 15, 2019

Janet Zelenka
Chief Financial Officer
STERICYCLE INC
28161 North Keith Drive
Lake Forest, Illinois
60045

       Re: STERICYCLE INC
           Form 10-Q for the period ended March 31, 2019
           Filed on May 2, 2019
           File No. 001-37556

Dear Ms. Zelenka:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction